                    COMPUTERIZED PROCESS CONTROL AGREEMENT

                           (HARDWARE AND SOFTWARE)



     This SYSTEMS supply and service agreement, hereinafter "Agreement," is made and entered into by and between Rofan Services Inc. (hereinafter "RSI") and Destec Energy, Inc. (hereinafter "DEI"), located at:


     RSI:

     Address:          2030 Dow Center
                       Midland, Michigan 48674

     Corporation of:   State of Delaware


     DEI:

     Address:          2500 Citywest Boulevard, Suite 150
                       Houston, Texas 77042

     Corporation of:   State of Delaware


     RSI and DEI hereby agree this Agreement consists in its entirety of this executed covering document and the following attachments:

          Appendix A  - Service Agreement

          Appendix B  - Intellectual Property Provisions for
                        Subcontracts Required Under Cooperative
                        Agreement No. DE-FC21-92MC29310

          Appendix C  - Certain Contract Clauses Required
                        by Cooperative Agreement
                        No. DE-FC21-92MC29310

          Schedule 1  - System Charges

     RSI agrees to supply to DEI in accordance with the terms and conditions of this Agreement one or more MOD5 PROCESS CONTROL SYSTEMS for its PLANT(S) described in Schedule 1 attached hereto and made a part hereof. It is contemplated that Schedule 1 may be amended from time to time as SYSTEMS are added and modified under this Agreement. This Agreement constitutes the entire understanding between RSI and DEI pertaining to all MOD5 PROCESS CONTROL SYSTEMS for DEI's PLANT(S) and supersedes any prior or contemporaneous agreements and all negotiations, representations and proposals written or oral pertaining to this subject.


ARTICLE 1 - DEFINITIONS

     Terms used in this Agreement shall have the meanings ascribed to them as follows:

  a. MOD5 PROCESS CONTROL SYSTEM (SYSTEM) means specially designed, direct digital control, redundant computer technology for providing process control and supplying process operation information. SYSTEM comprises MOD5 HARDWARE, MOD5 SOFTWARE, and an associated MINICOMPUTER.

  b. MOD5 HARDWARE means a user defined hardware configuration designed to implement the SYSTEM which comprises two or more MOD CANS, two or more MOD5 COMPUTERS, and one or more INTERFACE PROCESSORS.

  c. MOD CAN is a modular input/output device with associated electronics which receives inputs and originates output relative to PLANT instrumentation. Each MOD CAN provides static graphics displaying immediate information on conditions of selected signals and data.

  d. MOD5 COMPUTER is a specially designed, high speed control computer.

  e. INTERFACE PROCESSOR is an electronic functional interconnection within a SYSTEM between MOD5 COMPUTER(S) and MINICOMPUTER(S), which contains hardware, dedicated executable software, and firmware, otherwise primarily comprised of one or more MODSERVERS.

  f. MINICOMPUTER is a member of a family of computers manufactured by the Digital Equipment Corporation comprising VAX hardware executing the currently supported version of the VMS operating system specified by RSI, said computers otherwise referred to as VAX/VMS systems, to be separately acquired by DEI.

  g. DOWTRAN is a specific language designed for the process control application engineer to convert and express the CONTROL SCHEMA into the APPLICATION PROGRAM for a manufacturing process. The APPLICATION PROGRAM is further transformed into COMPILED DOWTRAN using a MOD5 COMPILER.

  h. MOD5 OVERHEADS means the executable operating systems software for the MOD5 COMPUTER that executes the COMPILED DOWTRAN and implements diagnostics, inputs, outputs, alarms and event logging.

  i. DOWTRAN SUPPORT TOOLS are utility programs which execute on the MINICOMPUTER to assist the application engineer in writing the APPLICATION PROGRAM in DOWTRAN.

  j. APPLICATION PROGRAM, to be provided by DEI, is a human readable representation of the CONTROL SCHEMA in DOWTRAN.

  k. COMPILED DOWTRAN is the machine readable code which results from the compilation process executed by the MOD5 COMPILER to convert the APPLICATION PROGRAM written in DOWTRAN into said machine readable code.

  l. CONTROL SCHEMA, to be provided by DEI, comprises the entire collection of concepts, process dynamics and control models, and associated decision models which are referenced to define the APPLICATION PROGRAM.

    m. MOD5 COMPILER is a computer program which executes on the MINICOMPUTER to produce COMPILED DOWTRAN from the APPLICATION PROGRAM written in the DOWTRAN language.

    n. GPI means an executable subset of process information and related software specially designed and developed for execution on the MINICOMPUTER which displays and stores process information and related information to assist operations personnel.

    o. MOD5 SOFTWARE means MOD5 OVERHEADS, DOWTRAN SUPPORT TOOLS, MOD5 COMPILER, GPI, and NEW SOFTWARE VERSIONS.

    p. PRODUCT NOTICE is a change in hardware design and/or software design and/or announcements of new products.

    q. HARDWARE MAINTENANCE means periodic testing, calibration, replacement of faulty or worn out parts, substitution or addition of new electronic capabilities according to PRODUCT NOTICES, and general overall maintenance of the HARDWARE components.

    r. HARDWARE CONSUMABLES include, without limitation, fuses, light bulbs, chart paper, and other such utility sundry items which are not considered a part of HARDWARE MAINTENANCE that DEI may require to operate the PLANT in a comprehensive manner.

    s. NEW SOFTWARE VERSION means a uniquely identified, revised, and improved release of MOD5 SOFTWARE directed to improve process efficiencies and/or reliability.

    t.  PLANT means DEI's facilities listed in the attached Schedule 1.

    u. INSTALLATION DATE is the date on which a given SYSTEM has been physically installed in a PLANT. This date shall be confirmed in writing to RSI by the PLANT Manager, but in any case shall be deemed to be no later than thirty (30) days after start up of the PLANT.

    v. MODSERVER is a specially configured, commercially available computer specified by RSI which executes a commercially available operating system and RSI supplied application software to connect a MOD5 COMPUTER to a GPI system.

    w. SHIPMENT DATE is the date on which the MOD5 HARDWARE has been transferred to the carrier.

    x.  EFFECTIVE DATE is the date of execution of the last party to sign.

ARTICLE 2 - TERM

     The term of this Agreement shall begin on the execution date hereof and, subject to the provisions herein for termination, shall continue for a period of fifteen (15) years after the INSTALLATION DATE of the last SYSTEM to be supplied hereunder. It shall thereafter continue from year to year until terminated in its entirety, pursuant to the provisions of Articles 4 and 10 herein by either RSI or DEI. The obligations of Article 5 shall survive any expiration or accelerated termination of this Agreement for a period of five
(5) years.

ARTICLE 3 - PAYMENTS

     3.1 SYSTEM CHARGES. Charges for SYSTEMS supplied hereunder are set forth in the accompanying Schedule 1.

     3.2  TAXES AND SHIPPING.   DEI shall pay all taxes, however designated,
which are levied or based on the MOD5 HARDWARE and/or MOD5 SOFTWARE or their use including without limitation property taxes, local fees or excise taxes but excluding taxes withheld based on RSI's net income. In the event DEI defaults in the payment of any such tax, RSI may pay such tax and shall be reimbursed by DEI, with interest, as an additional charge. DEI shall be responsible for paying MOD5 HARDWARE shipping costs F.O.B. RSI shipping point.

ARTICLE 4 - TERMS OF POSSESSION AND USE

     4.1 RSI and DEI agree that all MOD5 HARDWARE and MOD5 SOFTWARE (excluding components sent off site to be repaired and the MINICOMPUTER to be acquired by DEI directly from an appropriate source of such computers) supplied by RSI hereunder will be kept by DEI in its sole possession and control and will at all times be located at the PLANT(S) designated in the attached Schedule 1.

    4.2 DEI shall enjoy all rights of possession and use of SYSTEM(S) supplied hereunder subject to RSI's rights under Paragraph 4.3, upon one year's prior written notice to DEI, upon occurrence of one or more of the following conditions:

          (a)  DEI breaches the secrecy obligations of Article 5;

          (b) DEI fails to make payments within sixty (60) days after notice of payments in arrears;

          (c) The Dow Chemical Company (TDCC) equity holdings of DEI, direct and indirect, decline below twenty percent (20%), or events occur from which such event may be reasonably predicted and that an affiliate of TDCC will no longer be operating PLANT ("Affiliate" in this context is an entity in which TDCC may exercise a substantial amount of control);

          (d) TDCC, as the result of (i) governmental action, or (ii) DEI financial distress (including any assignment of assets for the benefit of creditors) faces loss of at least joint control, direct or indirect, over DEI assets in which SYSTEM(S) are installed.

          (e)  RSI discontinues support of SYSTEMS acquired by DEI hereunder.

     4.3  In the event:

         (a) conditions of Paragraph 4.2(a) and (b) occur, RSI may terminate this Agreement and its support of SYSTEMS supplied hereunder and optionally reacquire SYSTEMS for a charge equal to one hundred percent (100%) of the unamortized book value as carried on DEI's books.

          (b) conditions of Paragraph 4.2(c), (d) or (e) occur within fifteen (15) years of the EFFECTIVE DATE, RSI shall have the following options:

               (i) to reacquire SYSTEMS for a charge equal to one hundred percent (100%) of the unamortized book value as carried on DEI's books;

               (ii) to provide an alternative computer driven process capability at least equivalent in functionality to that of the SYSTEM, any new hardware being for the account of DEI and intangible charges being for the account of RSI; or

               (iii) to allow DEI to retain existing SYSTEM on the condition that DEI procures for its own account a competent technical advisor for continued support of the existing SYSTEM in which event proprietary MOD5 SOFTWARE will be made available to such advisor, provided such advisor agrees to preserve confidentiality and limit use of any RSI proprietary information for DEI's benefit.

     (c) Notwithstanding the provisions of Article 4.2, Paragraphs 4.3(a) and 4.3(b), in the event that RSI elects to discontinue support of SYSTEMS pursuant to Paragraph 4.2(e), RSI may only elect to implement the options specified in Paragraphs 4.3(b)(i) and 4.3(b)(ii) with DEI's prior written consent.

     4.4 RSI understands and acknowledges that, as the normal course of DEI's business, DEI obtains debt and equity financing for its power generations and coal gasification projects on a non-recourse off balance sheet basis and accordingly may arrange partnership and/or leveraged lease structures involving third parties for its projects, including the Wabash River Coal Gasification Repowering Project (the "Wabash Project"). DEI intends to seek to obtain debt and equity financing for the Wabash Project. Accordingly, DEI and RSI agree to work together in good faith to negotiate, revise and/or restructure this Agreement and take such other actions as necessary to enable DEI to obtain such financing on reasonable commercial terms.

     4.5 Subject to DEI's reasonable operating, safety and secrecy requirements, DEI shall permit access of RSI or RSI designees to the PLANT(S) to permit the removal of the SYSTEM supplied hereunder.

     4.6 The APPLICATION PROGRAM produced by DEI shall be considered derivative software and as such retainable by DEI with the proviso that DEI will diligently pursue protecting RSI's interests pursuant to Article 5.

ARTICLE 5 - CONFIDENTIALITY

     MOD5 HARDWARE and MOD5 SOFTWARE are unique, valuable properties. DEI agrees to maintain and protect RSI's proprietary interests therein and will accordingly, subject to DEI's obligations to the U.S. Department of Energy pursuant to the Cooperative Agreement dated July 2, 1992 pertaining to the Wabash Project, keep all information pertaining thereto in confidence and not use the same except as is necessary to the enjoyment and exercise of the rights granted by RSI hereunder at the PLANT(S) listed in the attached
Schedule I. DEI will take diligent action to fulfill the foregoing obligations by instruction and agreement with its employees or agents respecting the confidentiality of this information and shall obtain from such agents their written commitments to comply with terms of confidentiality.

ARTICLE 6 - SOFTWARE COPIES

     MOD5 SOFTWARE may only be copied, in whole or part, with proper inclusion of RSI's copyright notice and any other proprietary notice required by RSI, as necessary and incidental to the use of such software for archival and backup purposes or to replace a worn or defective copy. All such copies shall be subject to the terms and conditions of this Agreement and shall be kept and used at the designated PLANT(S). If DEI is unable to operate the MOD5 SOFTWARE on originally installed equipment, the MOD5 SOFTWARE may be transferred temporarily to another system during the period of equipment malfunction. Should the hardware or equipment system be upgraded and replaced by another system acquired from RSI, MOD5 SOFTWARE acquired hereunder may be transferred and used on the replacement system.

ARTICLE 7 - WARRANTIES AND DISCLAIMERS

     7.1 THE EXPRESSED WARRANTIES HEREIN CONTAINED ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTY OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE. RSI warrants that MOD5 HARDWARE and MOD5 SOFTWARE as delivered will operate substantially as indicated in documentation provided by RSI. RSI will promptly replace or adjust any defective component of MOD5 HARDWARE, or MOD5 SOFTWARE, except for HARDWARE CONSUMABLES. Within a period of two (2) years after delivery of MOD5 HARDWARE and MOD5 SOFTWARE components, DEI shall examine and test same to determine that each component thereof is in proper working order and capable of operating as indicated in said documentation provided by RSI. DEI shall promptly, upon discovery, notify RSI of any alleged deficiency which may exist.

     7.2 RSI warrants the MOD5 HARDWARE AND MOD5 SOFTWARE as delivered by RSI under this Agreement shall not infringe the copyrights or patent rights of a third party existing on their INSTALLATION DATE. Upon prompt written notice from DEI providing all pertinent details of a claim of such asserted infringement, RSI undertakes to investigate and at RSI's expense to settle or to defend against such a claim, provided DEI grants any necessary authority and gives its full support and cooperation, or to obtain the right for DEI to continue to use the SYSTEM, or to replace or modify the allegedly infringing components of the SYSTEM which RSI has so delivered to avoid any such claim that is found to be valid. Without prejudice to the generality of the foregoing, such expense shall extend to reasonable attorneys' fees incurred by DEI in respect of such claim. If an award is rendered against DEI, in any litigation that RSI defends hereunder for infringement by the components of the SYSTEM which RSI has so delivered, then RSI shall reimburse DEI for damages and costs awarded by the judicial authority in respect to those components.

     7.3 DEI acknowledges that it is responsible for each APPLICATION PROGRAM and is not relying on RSI's skill or judgment to select or furnish goods suitable for operations of a particular process and that there are no warranties which are not contained in this Agreement. DEI acknowledges that it has made the selection of the SYSTEM. RSI shall not be liable for special, incidental or consequential damages arising out of or in connection with the performance of the SYSTEM. RSI shall not be responsible for any loss or damage caused by, nor shall any sums due hereunder abate by reason of, any interruption in or loss of service or use of the equipment or any part thereof arising from any reason not solely attributable to RSI. Without limiting the generality of the foregoing, examples of the foregoing include errors in the APPLICATION PROGRAM, normal wear and tear of the SYSTEM, or gradual deterioration of the SYSTEM.

     7.4 RSI's total obligation after INSTALLATION DATE under this Article shall in no event exceed fifty percent (50%) of the total amount of the fees actually received by RSI under this Agreement.

     7.5 DEI may terminate this Agreement by written notice to RSI if RSI defaults in the performance of any of its material obligations hereunder. For the purpose of this Agreement, a notice by facsimile shall be deemed a written notice and shall be effective on receipt. DEI does not waive any other remedies that may be available to it by operation of law or otherwise.

ARTICLE 8 - LIABILITY, INDEMNITY AND RISK OF LOSS

     8.1 DEI assumes all risks and liabilities, whether or not covered by insurance, and shall indemnify and hold RSI and its employees harmless for any liability, claim, loss, damage or expense for injuries to or deaths of persons and for damage to property, howsoever arising from or incident to the possession, use; operation or storage of MOD5 HARDWARE and MOD5 SOFTWARE, and operation of the SYSTEM save and except for any matter attributable to the negligence or wilful misconduct of RSI. Said assumption of risks and liabilities by DEI shall apply whether such injury or death to persons be to agents or employees of DEI or be to third persons and whether such damage be to property of DEI or to property of others.

     8.2 DEI shall, except for normal wear and tear, be liable for any and all loss or damage to the equipment and software during the period from the date that the acquired component is delivered to DEI's premises until the date that element is redelivered to RSI, including but not limited to, loss or damage caused by fire, lightning, sprinkler leakage, tornado, typhoon and wind storms, water damage, earthquake, collapse of building or structures, strikes, riots and civil commotion, vandalism and malicious mischief, burglary, theft, hostile or warlike actions in time of peace or war, insurrections, revolutions, civil war or usurpation of power, or nuclear reaction, nuclear radiation or radioactive contamination. During the term of this Agreement and until equipment is redelivered to RSI, DEI shall be liable for the prompt repair of equipment at its sole cost and expense. If equipment or software is irreparably damaged, lost, stolen or destroyed, DEI agrees to promptly replace or bear the cost of replacing same.

ARTICLE 9 - SYSTEM MAINTENANCE, REPAIRS, INSTALLATION AND MINICOMPUTER

     9.1 Throughout the term of this Agreement after installation of the SYSTEM, DEI shall maintain site conditions to provide an acceptable operating environment for the SYSTEM as referenced in documentation provided by RSI.
DEi is responsible for maintenance not provided under the Service Agreement attached hereto as Appendix A, and installation of the SYSTEM. DEI will maintain the SYSTEM in a current and up-to-date condition adapting the same and the APPLICATION PROGRAM to accommodate
PRODUCT NOTICES and NEW SOFTWARE VERSIONS when recommended by RSI, which will be supplied by RSI or by vendors approved by RSI. Such adaptations will address (1) improvements in operating reliability, (2) enhancements in functionality reasonably solicited by DEI and deemed appropriate for implementation by RSI or (3) management of issues related to obsolescence in the SYSTEM. RSI will counsel DEI, as required pursuant to the attached
Service Agreement, to accomplish the foregoing and DEI shall permit RSI or RSI's designee access to the SYSTEM for providing any necessary assistance, such access to include network access if deemed appropriate. This paragraph is fundamental to the basic purposes of this Agreement and may not be severed from this Agreement.

     9.2 RSI agrees to supply Maintenance Services, including maintenance and adjustment of MOD5 HARDWARE parts and Enhancement Services, solely in accordance with the SERVICE AGREEMENT which is incorporated as Appendix A of this Agreement. RSI is not responsible for supply of the MINICOMPUTER, but DEI shall acquire rights for the services of MINICOMPUTER at DEI's PLANT. Unless otherwise agreed in writing, DEI shall, at its expense, obtain and keep in full effect throughout the term of this Agreement, a contract from the manufacturer of the MINICOMPUTER providing for maintenance service and will otherwise maintain the MINICOMPUTER and associated software in good working order and make all necessary and recommended adjustments and repairs thereto.

     9.3 DEI will at all times cooperate with RSI in allowing the manufacturer of the MINICOMPUTER and RSI to control and install all PRODUCT NOTICES on equipment as shall be determined necessary or desirable by the manufacturer or RSI. Subject to DEI's reasonable operating, safety and secrecy requirements, DEI shall grant PLANT access to the MINICOMPUTER and SYSTEM to the manufacturer, RSI and RSI's designee during normal working hours for inspection, repair, maintenance, installation of PRODUCT NOTICES and for any other reasonable purpose, said access to include network access if deemed appropriate. DEI shall immediately notify RSI of all details concerning any malfunction arising out of the alleged or apparent improper manufacture, functioning or operation of the SYSTEM components supplied by RSI.

ARTICLE 10 - EXPIRATION AND RENEWAL

     Upon expiration of the term of this Agreement as specified in Article 2 hereof, this Agreement shall thereafter continue in effect from year to year unless this Agreement is terminated by either RSI or DEI upon the terms and conditions set forth below.

     10.1 DEI may terminate this Agreement upon one (1) year's prior written notice to RSI and upon such termination DEI shall have the following options:

          (a) to obtain and install at its own expense, an alternative computer driven process control system from a third party; or

          (b) to retain existing SYSTEM on the condition that DEI procures for its own account a competent technical advisor for continued support of the existing SYSTEM in which event proprietary MOD5 SOFTWARE will be made available to such advisor, provided such advisor agrees to preserve confidentiality and limit use of any RSI proprietary information for DEI's benefit.

     10.2 RSI may terminate this Agreement upon two (2) years' prior written notice to DEI and upon such termination shall allow DEI to either:

          (a) obtain and install an alternative computer-driven process under the conditions specified in Paragraph 10.1(a) above; or

          (b) retain existing SYSTEM under the conditions specified in Paragraph 10.1(b) above.

     10.3 In the event termination of this Agreement by either party under the provisions of this Article 10 causes a party unreasonable and unforeseen hardship, the parties shall negotiate in good faith to modify the terms for expiration and/or renewal to equitably readjust the burdens of such event.

ARTICLE 11 - NOTICES

     DEI and RSI agree that notices required hereunder shall be deemed received the seventh day after mailing, if mailed air postage prepaid to RSI or DEI as the case may be at their respective address given below.

If to RSI, to:  Rofan Services Inc.
                2030 Dow Center
                Midland, MI 48674

                Attention: M. N. Trask, Vice President

If to DEI, to:  Destec Energy, Inc.
                2500 Citywest Boulevard, Suite 150
                Houston, TX 77042

                Attention:  R. M. Webb,
                            Senior Vice President
                Copy to:    E. J. Troxclair, Plant
                            Manager, Wabash Project

Either party may change such address for notice by sending to the other party a written notice.

ARTICLE 12 - SEVERABILITY

     Any provision hereof prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction shall be ineffective as to such jurisdiction without invalidating the remaining provisions of this Agreement. In the event a material provision is affected, the parties shall reformulate their mutual undertakings in such manner as to preserve, as much as possible, their original intentions and objects of this Agreement, consistent with the laws of such jurisdiction.

ARTICLE 13 - ALTERATIONS

     Except for DEI's preparation and modification of APPLICATION PROGRAM, no alterations to MOD5 SOFTWARE source code or to MOD5 HARDWARE shall be made without first obtaining in each instance the prior written approval of RSI which approval shall be expeditiously considered and not be unreasonably withheld. If after such written approval has been obtained, the alterations or attachments interfere with the normal or satisfactory maintenance, operation or insurability of the MOD5 HARDWARE, or MOD5 SOFTWARE or any part thereof in such manner as to increase the cost of maintenance or insurance thereof or to create a safety hazard, DEI will upon notice from RSI to that effect promptly remove the alterations or attachments and restore such MOD5 SOFTWARE source code or MOD5 HARDWARE to its normal condition.

ARTICLE 14 - CONFLICTS AND ASSIGNABILITY

     This Agreement does not operate as an acceptance of any conflicting terms or conditions and shall prevail over any conflicting provision of any subsequent purchase order or other instrument of DEI, it being understood that any purchase order or the request of DEI acted upon by RSI shall be for the convenience of DEI only but shall not operate to amend or modify in any respect the terms hereof. This Agreement may only be altered, modified, supplemented or deviated from by further agreement in writing executed by an authorized representative of each RSI and DEI. DEI and RSI each acknowledge that by executing this Agreement they each have reviewed the attachments listed above and agree to be legally bound and dutifully perform their respective obligations thereunder. This Agreement may not be assigned by either party without the other party's prior written approval except to a parent, affiliate or sister company of RSI or DEI.

ARTICLE 15 - APPLICABLE LAW

     The law of the State of Indiana shall be applied in the construction and interpretation of this Agreement. No law of conflicts or choice of law shall supersede this provision except as provided in Article 5.

ARTICLE 16 - DEPARTMENT OF ENERGY (DOE) REQUIREMENTS

     RSI agrees to comply with the provisions of Appendix B entitled "Intellectual Property Provisions for Subcontracts Required Under Cooperative Agreement No. DE-FC21-92MC29310" and

Appendix C entitled "Certain Contract Clauses Required by Cooperative Agreement No. DE-FC21-92MC29310" attached hereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives.


ROFAN SERVICES INC.                    DESTEC ENERGY, INC.


By: /s/ M. N. Trask                    By: /s/ R. M. Webb
   ---------------------------           ---------------------------
Name: M. N. Trask                      Name: R. M. Webb
     -------------------------              ------------------------
Title: Vice President                  Title: Senior Vice President
      ------------------------               -----------------------
Date: July 31/93                       Date: 8/2/93
      ------------------------              ------------------------

                                    APPENDIX A

                                SERVICE AGREEMENT

                      MOD5 PROCESS CONTROL SYSTEM TRAINING,
                          MAINTENANCE AND ENHANCEMENT

1. SERVICES

   To facilitate efficient use of SYSTEMS, RSI agrees to provide and DEI agrees to acquire SYSTEM Training, Maintenance, and Enhancement Services as provided hereunder. RSI and DEI further agree to cooperate in discussing NEW SOFTWARE VERSIONS and in reviewing and modifying the APPLICATION PROGRAM, and installing derived COMPILED DOWTRAN in a timely manner consistent with the secure and efficient operations of DEI's PLANT to accommodate any provided NEW SOFTWARE VERSIONS. DEI has responsibility to acquire, through separate arrangements with RSI or another party, training and/or services necessary to apply DOWTRAN to the CONTROL SCHEMA to produce an APPLICATION PROGRAM.

   (i) Training Services shall consist of training in methods which RSI deems appropriate for implementing the SYSTEM in a PLANT by DEI. This shall include, but is not limited to, training in producing the APPLICATION PROGRAM and COMPILED DOWTRAN, SYSTEM operation, HARDWARE MAINTENANCE, SYSTEM repair, use of DOWTRAN, application of MOD5 OVERHEADS, and use of DOWTRAN SUPPORT TOOLS. Such training shall further include education in the use of the INTERFACE PROCESSOR, MOD5 COMPILER, MOD5 COMPUTER, and GPI to provide process information and process information management capabilities. During such training period, RSI will assist DEI's technical employees in writing a manual containing the necessary programming, operating, and maintenance procedures for the SYSTEM and the use of GPI on the MINICOMPUTER.

(ii) Maintenance Services for MOD5 HARDWARE and MOD5 SOFTWARE include the notification of and assistance for implementation, where necessary, of PRODUCT NOTICES for MOD5 HARDWARE and MOD5 SOFTWARE, on-request preventive maintenance based on the specific needs of MOD5 HARDWARE, and remedial maintenance advice for MOD5 HARDWARE, MOD5 SOFTWARE, firmware, and other HARDWARE MAINTENANCE conducted by DEI. RSI shall render service promptly. Subassemblies and printed circuit boards will be furnished to DEI on exchange basis for defective units. Acquisition and installation of HARDWARE CONSUMABLES shall be the responsibility of DEI.

(iii) Enhancement Services shall include the delivery and assistance in the installation of NEW SOFTWARE VERSIONS.

(iv) DEI shall be responsible for the appointment of a computer systems professional or process control professional fluent in the English language having a level of technical qualifications and experience acceptable to RSI, whose acceptance will not be unreasonably withheld, as manager for the SYSTEM. The SYSTEM manager shall enter into a secrecy agreement with RSI to protect RSI's technology and shall cooperate with RSI in enabling outside access to the SYSTEM when appropriate.

2. SERVICE LIMITATIONS

   Services are contingent upon the proper use of the SYSTEM in accordance with SYSTEM training provided under Article 1 above. Services do not include any of the following: electrical work external to the SYSTEM, INTERFACE PROCESSOR, or MINICOMPUTER; replacing or providing HARDWARE CONSUMABLES; refinishing SYSTEM; or maintenance of accessories, attachments, machines, or other devices not provided by RSI. Service shall not include practices which in RSI's judgment are unsafe or impractical for RSI to render because of alterations to the SYSTEM or connection of the PLANT by mechanical or electrical means to machine devices furnished by a supplier other than RSI. Service will not be performed on a SYSTEM located in an unsafe or hazardous environment, as determined by RSI. Service to be provided does not include service necessitated by elements external to the SYSTEM which are not within RSI's operation or maintenance instructions or installation site preparation guidelines including, but not limited to, humidity, temperature, power failure, surges, air conditioning, grounding, static charge control, service resulting from accident, neglect, alterations, improper use or misuse of the SYSTEM or by repairs attempted by DEI's personnel or service to a version other than the installed version of MOD5 SOFTWARE and MOD5
HARDWARE.

3. SERVICE CHARGES

   (i) For Training Services, Maintenance Services and Enhancement Services described in Paragraphs 1(i), (ii) and (iii) respectively performed at DEI's PLANT, DEI shall pay RSI a service charge in the amount of RSI's standard charge for such services, plus reasonable travel and living expenses. This fee is presently $125.00 per hour. This charge is waived during the first ninety (90) calendar days after the INSTALLATION DATE.

   (ii) For home based maintenance and support services described in paragraphs 1(ii) and (iii) above conducted at the home locations of RSI and its suppliers, DEI shall pay RSI a quarterly fee determined by multiplying the total number of MOD CANS it has in its SYSTEMS (Schedule 1) by a standard service fee. This standard service fee shall be subject to RSI's reasonable annual adjustment to spread RSI's annual support costs on a pro rata basis on written notice.

   (iii) For all other services, as may be provided under Article
1. SERVICES above, including training of DEI's employees conducted in RSI designee facilities away from DEI's PLANT, DEI shall pay RSI's reasonable costs in providing such services and shall moreover be responsible for the travel and living expenses of DEI's employees involved in such training when away from their regular place of employment.

   (iv) Service charges accruing under Paragraph 3(ii) above will be invoiced on a calendar quarterly basis and shall be payable within thirty (30) days of receipt of an invoice therefor. All other service charges will be invoiced as incurred.

                                    APPENDIX B





                         INTELLECTUAL PROPERTY PROVISIONS

                                       FOR

                                   SUBCONTRACTS

                           REQUIRED UNDER COOPERATIVE

                         AGREEMENT NO. DE-FC21-92MC29310

            INTELLECTUAL PROPERTY PROVISIONS FOR SUBCONTRACTS

                                                                   PAGE
                                                                   ----

1.  NOTICE AND ASSIGNMENT REGARDING PATENT AND COPYRIGHT
    INFRINGEMENT ................................................   1

2.  INTELLECTUAL PROPERTY INDEMNITY .............................   1

3.  ADDITIONAL TECHNICAL DATA REQUIREMENTS ......................   2

4.  RIGHTS IN TECHNICAL DATA ....................................   2

Note:

In these clauses, the term "Joint Venture" means Participant as defined at clause 4(a)(9); and, the term "Cooperative Agreement" means Cooperative Agreement No. DE-FC21-92MC29310 between Wabash River Coal Gasification Repowering Project joint Venture and the Department of Energy as defined at clause 4(a)(6).

1.  NOTICE AND ASSISTANCE REGARDING PATENT AND COPYRIGHT INFRINGEMENT

    (a) The Subcontractor shall report to both the Joint Venture and to the Contracting Officer for the Cooperative Agreement, promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this Subcontract of which the Subcontractor has knowledge.

    (b) In the event of any claim or suit against either the Joint Venture or the Government on account of any alleged patent or copyright infringement arising out of the performance of this Subcontract or out of the use of any supplies furnished or work or services performed hereunder, the Subcontractor shall furnish when requested by the Joint Venture or the Contracting Officer for the Cooperative Agreement all evidence and information in the possession of the Subcontractor pertaining to such suit or claim. Such evidence and information furnished to the Government shall be furnished at the expense of the Government except where the Subcontractor has agreed to indemnify the Government.

2. INTELLECTUAL PROPERTY INDEMNITY

   (a) The Subcontractor shall indemnify both the Joint Venture and the Government and their officers, agents, and employees against liability, including costs, for infringement of U.S. Letters Patent (except U.S. Letters Patent issued upon an application which is now or may hereafter be kept secret or otherwise withheld from issue by order of the Government) resulting from Subcontractor's (a) furnishing or supplying standard parts or components which have been sold or offered for sale to the public on the commercial open market;
        (b) utilizing its normal practices or methods which normally are or have been used in providing goods and services in the commercial open market in the performance of the Subcontract; or (c) utilizing any parts, components, practices, or methods to the extent to which the Subcontractor has secured indemnification from liability. The foregoing indemnity shall not apply unless the Subcontractor shall have been informed as soon as practicable by the Joint Venture or the Government of the suit or action alleging such infringement and shall have been given such opportunity as is afforded by applicable laws, rules, or regulations to participate in the defense thereof; and further, such indemnity shall not apply to a claimed infringement which is settled without the consent of the Subcontractor unless required by final decree of a court of competent jurisdiction or to an infringement resulting from addition to or change in such supplies or components furnished or construction work performed for which addition or change was made subsequent to delivery or performance by the Subcontractor.

    (b) The Subcontractor shall indemnify and save and hold harmless the Joint Venture and the Government, including their officers, agents, and employees acting within the scope of their official duties against any liability, including costs and expenses for violation by the Subcontractor of proprietary rights or copyrights arising out of delivery or use of any data furnished or utilized by the Subcontractor in the course of or under this Subcontract.

3.  ADDITIONAL TECHNICAL DATA REQUIREMENTS

    (a) In addition to the Technical Data specified elsewhere in this Subcontract to be delivered, the Contracting Officer may, at any time during the Cooperative Agreement performance or within 1 year after completion of Phase III, call for the Subcontractor to deliver any Technical Data first produced or specifically used in the performance of this Subcontract, except technical data pertaining to items of standard commercial design.

    (b) The provisions of the Rights in Technical Data clause included in this Subcontract are applicable to all Technical Data called for under this Additional Technical Data Requirements clause. Accordingly, nothing contained in this clause shall require the Subcontractor to actually deliver any Technical Data, the delivery of which is excused by Paragraph (e) of the Rights in Technical Data clause.

    (c) When Technical Data are to be delivered under this clause, the Subcontractor will be compensated for appropriate costs for converting such data into the prescribed form for reproduction, and for delivery.

4.  RIGHTS IN TECHNICAL DATA (Long Form)

    (a) Definitions.

        (1) "Technical Data" means recorded information, regardless of form or characteristic, of a scientific or technical nature. It may, for example, document research, experimental, developmental, or demonstration, or engineering work, or be usable or used to define a design or process, or to procure, produce, support, maintain, or operate material. The data may be graphic or pictorial delineations in media such as drawings or photographs, text in specifications or related performance or design type documents or computer software (including computer programs, computer software data bases, and computer software documentation).

            Examples of Technical Data include research and engineering data, engineering drawings and associated lists, specifications, standards, process sheets, manuals, technical reports, catalog item identification, and related information. Technical Data as used herein do not include financial reports, cost analyses, and other information incidental to Subcontract administration.

        (2) "Proprietary Data" means Technical Data which embody trade secrets developed at private expense, such as design procedures or techniques, chemical composition of materials, or manufacturing methods, processes, or treatments, including minor modifications thereof, provided that such data:

              (i) Are not generally known or available from other sources without obligation concerning their confidentiality;

             (ii) Have not been made available by the owner to others
                  without obligation concerning their confidentiality; and

            (iii) Are not already available to the Government without
                  obligation concerning their confidentiality.

                  Appendix 2 to this Exhibit is Participant's assertion of Proprietary Data categories.

        (3) "Contract Data" means Technical Data first produced in the performance of this Subcontract, Technical Data which are specified to be delivered under this Subcontract, Technical Data that may be called for under the Additional Technical Data Requirements clause of this Cooperative Agreement, if any, or Technical Data actually delivered in connection with this Subcontract.

        (4) "Unlimited Rights" means rights to use, duplicate, or disclose Technical Data, in whole or in part, in any manner and for any propose whatsoever, and to permit others to do so.

        (5) "Government" means the Government of the United States of America.

        (6) "Cooperative Agreement" means Cooperative Agreement No. DE-FC21-92MC29310 between Wabah River Coal Gasification Repowering Project Joint Venture and the Department of Energy.

        (7) "Know-how" means unpatented technical information, assistance, training or expertise including drawings, designs, specifications, blueprints, or manuals owned or controlled by the Subcontractor.

        (8) "Facility" means the coal gasification combined cycle repowering facility located at PSI Energy, Inc.'s Wabash River Generating Station at West Terre Haute, Indiana, that is to be designed, constructed, and operated as part of the Cooperative Agreement.

        (9) "Participant" means the Wabash River Coal Gasification Repowering Project Joint Venture and its successors and assigns. The Wabash River Coal Gasification Repowering Project Joint Venture is a joint venture consisting of Destec Energy, Inc., and PSI Energy, Inc., formed by Joint Venture Agreement dated April 30, 1991. This Joint Venture Agreement has been amended and superseded by the Amended Restated Joint Venture Agreement dated May 6, 1992.

       (10) "Protected Clean Coal Technology Data" means Technical Data or commercial or financial data first produced in the performance of this Subcontract which, if it had been obtained from and first produced by a Non-Federal party, would be a trade secret or commercial or financial information that is privileged or confidential under the meaning of 5 U.S.C. 552(b)(4), and which is marked as being Protected Clean Coal Technology Data by a Party to this Subcontract.

            Appendix 3 to this Exhibit classifies Protected Clean Coal Technology Data.

       (11) "CGCC Technology" means all the patented and/or unpatented Technical Data and know-how required to design, procure, construct, and operate a coal gasification combined-cycle system, consisting of the combination of the following basic elements and process: an oxygen-blown, two-stage entrained flow gasifier, capable of utilizing high sulfur bituminous coal to produce synthetic fuel gas, a gas mixture composed substantially of hydrogen and carbon monoxide; a gas conditioning system for removing sulfur compounds and particulates; systems or mechanical devices for improved coal feed; a combined-cycle power generation system, wherein the conditioned synthetic fuel gas is combusted in a combustion turbine generator to make electrical power and wherein steam, produced from cooling synthetic fuel gas from a heat recovery steam generator in the combustion turbine exhaust, is used to feed a steam turbine generator to generate a second source of electrical power; and the control system and algorithms necessary to integrate and control the overall system as required by the operator, as demonstrated under the Cooperative Agreement including any improvements or modifications embodied during commercialization by/or through the Participant which are incorporated in the system.

     (b)  Allocation of Rights.

          (1)  The Government shall have:

               (i) Unlimited Rights in Contract Data except as otherwise provided below with respect to Proprietary Data or Protected Clean Coal Technology Data. Contract Data identified in Appendix 4 this Exhibit shall be made available to the Government with Unlimited Rights;

               (ii) The right to remove, cancel, correct, or ignore any marking not authorized by the terms of this Subcontract on any Technical Data furnished hereunder, if in response to a written inquiry by DOE concerning the propriety of the markings, the Participant with the assistance of the Subcontractor fails to respond thereto within 60 days or fails to substantiate the propriety of the markings. DOE will notify the Participant of the action taken;

               (iii) No rights under this Subcontract in any Technical Data which are not Contract Data.

          (2)  The Participant and Subcontractor shall have:

               (i) The right to withhold Proprietary Data in accordance with the provisions of this clause; and

               (ii) The right to use for their private purposes, subject to patent, security, or other provisions of this Subcontract, Contract Data first produced in the performance of this Subcontract, provided the data requirements of this Subcontract have been met as of the date of the private use of such date. The Subcontractor agrees that to the extent it receives or is given access to Proprietary Data or other technical, business, or financial data in the form of recorded information from DOE or a DOE Contractor, including that of Participant, or Subcontractor, the Subcontractor shall treat such data in accordance with any restrictive legend contained thereon unless use is specifically authorized by prior written approval of the Contacting Officer; and

               (iii) The right to mark, with DOE's concurrence, as Protected Clean Coal Technology Data, any data first produced in the performance of this Subcontract by its employees, in accordance with paragraph (h) of this clause.

          (3) Nothing contained in this Rights in Technical Data clause shall imply a license to the Government under any patent or be construed as affecting the scope of any licenses or other rights otherwise granted to the Government under any Patent.

     (c)  Copyrighted material.

          (1) The Subcontractor shall not, without prior written authorization of the Patent Counsel, establish a claim to statutory copyright in any Contract Data first produced in the performance of this Subcontract. To the extent such authorization is granted, the Government reserves for itself and others acting on its behalf a royalty-free, nonexclusive, irrevocable, worldwide license for Governmental purposes to publish, distribute, translate, duplicate, exhibit, and perform any such data copyrighted by the Subcontractor. To the extent such authorization is granted, the

               Participant is granted a royalty-free, nonexclusive, irrevocable, worldwide, transferable license to incorporate and utilize any such data copyrighted by the subcontractor in the CGCC Technology.

          (2) The Subcontractor agrees not to include in the Technical Data delivered under this Subcontract any material copyrighted by the Subcontractor and not to knowingly include any material copyrighted by others, without first granting or obtaining at no cost a license therein for the benefit of the Government and the Participant of the same scope as set forth in Paragraph (c)(1) above. If such royalty-free licenses are unavailable and the Subcontractor nevertheless determines that such copyrighted material must be included in the Technical Data to be delivered, rather than merely incorporated therein by reference, the Subcontractor shall obtain the written authorization of the Contracting Officer to include such copyrighted material in the Technical Data prior to its delivery.

          (3) The Subcontractor agrees that upon written application by the DOE it will grant to the extent practicable a non-exclusive license to responsible third parties in any copyrighted work that is utilized, tested or embodied by the Subcontractor in the performance of work under this Subcontract to practice the CGCC Technology system which is the subject of the Cooperative Agreement on terms and conditions which are reasonable under the circumstances.

     (d) Lower Tier Subcontracting. It is the responsibility of the Subcontractor to obtain from the contractors and lower tier subcontractors Technical Data and rights therein, on behalf of the Government and the Participant, necessary to fulfill the Subcontractor's obligations to the Government and the Participant with respect to such data. In the event of refusal by a lower tier subcontractor to accept a clause affording the Government and the Participant such rights, the Subcontractor shall:

          (1) Promptly submit written notice to the Participant and the Contracting Officer of the Cooperative Agreement setting forth reasons for the lower tier subcontractor refusal and other pertinent information which may expedite disposition of the matter; and

          (2) Not proceed with the Subcontract without written authorization of the Contracting Officer.

          (3) As used in this Rights in Technical Data clause, the term Contractor or Subcontractor includes any person or entity responsible for fulfilling the Participant's obligations to the Government with respect to technical data.

     (e) Withholding of Proprietary Data. Notwithstanding the inclusion of the additional Technical Data Requirements Clause in this Subcontract or any provision of this Subcontract specifying the delivery of Technical Data, the Subcontractor may withhold Proprietary Data from delivery, provided that the Subcontractor furnishes in lieu of any such Proprietary Data so withheld Technical Data disclosing the source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements ("Form, Fit, and Function" data, e.g., specification control drawings, catalog sheets, envelope drawings, etc.), or a general description of such Proprietary Data where "Form, Fit, and Function" data are not applicable. The Government shall acquire no rights to any Proprietary Data so withheld except that such data shall be subject to the "Inspection rights" provisions of paragraph (f), the "Limited rights in Proprietary Data" provisions of Paragraph (g), the "Availability of contact and other data" provisions of paragraph (h), the "Commercialization of CGCC Technology" provisions of Paragraph (i).

     (f) Inspection rights. Except as may be otherwise specified in this Subcontract for specific items of Proprietary Data, which are not subject to this paragraph, the Contracting Officer's representatives, at all reasonable times up to 3 years after final payment under the Cooperative Agreement, may inspect at the Subcontractor's facility any Proprietary Data withheld under Paragraph (e) for the purpose of verifying that such data properly fell within the withholding provisions of Paragraph (e) or for evaluating work performance.

     (g) Limited rights in Proprietary Data. Except as may be otherwise specified in this Subcontract as Technical Data which are not subject to this paragraph, the Subcontractor shall, upon written request from the Contracting Officer at any time prior to 3 years after final payment under this Cooperative Agreement, promptly deliver to the Government any "Proprietary Data" withheld pursuant to paragraph (e) of the Rights in Technical Data clause of this Subcontract. The following legend and no other is authorized to be affixed on any "Proprietary

          Data" delivered pursuant to this provision, provided the "Proprietary Data" meets the conditions for initial withholding under Paragraph (e) of the Rights in Technical Data clause. The Government will thereafter treat the "Proprietary Data" in accordance with such legend.

                              LIMITED RIGHTS LEGEND

               This "Proprietary Data" furnished under Cooperative Agreement DE-FC21-92MC29310 with the United States Department of Energy (Project) may be duplicated and used by the Government with the express limitations that the "Proprietary Data" may not be disclosed outside the Government or be used for purposes of manufacture without prior permission of the Participant, except that further disclosure or use may be made solely for the following purposes:

               (1) This "Proprietary Data" may be disclosed for evaluation purposes under the restriction that the "Proprietary Data" be retained in confidence and not be further disclosed.

               (2) This "Proprietary Data" may be disclosed to DOE contractors or DOE consultants who are supporting DOE in the Government's Clean Coal Technology program of which this Cooperative Agreement is a part, for information or use in performing work or monitoring progress under the Project, and under the restriction that the "Proprietary Data" be retained in confidence and not be further disclosed; or

               (3) This "Proprietary Data" may be used by the DOE or others on its behalf for emergency repair and overhaul work at the Facility under the restriction that the "Proprietary Data" be retained in confidence and not be further disclosed.

                      Non DOE personnel shall be required to sign and submit to the Participant and Subcontractor a Non-Disclosure Agreement (Appendix 1 of Attachment B) if Proprietary Data must be disclosed to them.

               This legend shall be marked on any reproduction of this data in whole or in part.

               (Note: Copy of "Appendix 1 of Attachment B" is attached as Appendix 1 to this Exhibit.)

          (h)  Availability of contract or other data.

               (1) The Subcontractor will, for the entire period of Subcontractor's participation in the project at the Facility (including operation of the Facility) throughout the term of this Cooperative Agreement and for three years thereafter, whether or not under a Government Cooperative Agreement, keep and maintain all Technical Data, including Proprietary Data and data obtained from subcontractors and licensors, necessary to construct and/or operate the Facility, and all data including business and financial data necessary to evaluate the technical and economical operation of the Facility. Subcontractor shall provide to Participant such data as necessary to permit the Government and its representative the right to inspect at the Facility any data kept and maintained pursuant to this paragraph.

               (2) If the Subcontractor withdraws from this Subcontract or defaults, the Government shall have the right to have all data kept and maintained pursuant to Paragraph (1) above, delivered to the Participant and the Government or otherwise disposed of as the Contracting Officer shall direct upon such termination. Any Proprietary Data delivered pursuant to this paragraph shall be marked as provided in Paragraph (g) above with the addition to the legend thereof as follows: (4) This "Proprietary Data" may be used by the Government or others, including the Participant, on its behalf in confidence to the extent necessary to enable completion of Phases II and/or III under the Cooperative Agreement.

               (3) The Subcontractor agrees to and does hereby grant to the Government, including the Participant, or others acting on its behalf, an irrevocable non-exclusive paid-up license in and to any Proprietary Data of the Subcontractor which are incorporated or embodied in the design or construction or utilized in the operation of the Facility: (1) to practice, or to have practiced, by or for the Government at the Facility, and (2) to transfer such license with the transfer of that Facility. Further, the Subcontractor agrees to obtain an equivalent license from its contractors, subcontractors, and licensors, if any. The license granted pursuant to this subparagraph shall be for the limited purpose of completion, repair or operation of the demonstration facility.

          (i)  Commercialization of CGCC Technology.

               (1) The Subcontractor agrees to obtain sufficient rights to meet Participant's commitments to commercialize and/or license CGCC Technology as set forth in the Cooperative Agreement.

          (j) The Subcontractor acknowledges that full and comprehensive compliance of its reporting requirements under this Subcontract may include disclosure of Proprietary Data to the Government for exercise of the Government's rights in accordance with this rights in Technical Data Clause. Recognizing that the Government intends to publish information about the project which is the subject of the Cooperative Agreement while preserving the Proprietary Data of the Participant and the Subcontractor, the Participant and Subcontractor agree to submit all deliverables as stand-alone documents which do not contain Proprietary Data. Any Proprietary Data needed for fullness of reporting shall be included in a proprietary appendix containing data in which either the Participant or the Subcontractor assert a proprietary claim.

          (k)  Protected Clean Coal Technology Data.

               (1) Notwithstanding any other provisions of this Rights in Technical Data clause, the Participant or the Subcontractor may, with concurrence of DOE, (i) claim and mark as Protected Clean Coal Technology Data any data first produced in the performance of this Subcontractor by their employees, and (ii) so claim and mark, following mutual agreement of the other party, any data first produced in the performance of this Subcontract by the other party's employees.

               (2) Any such claimed Protected Clean Coal Technology Data will be clearly marked as "Protected Clean Coal Technology Data", will be treated as such, and, except as otherwise provided herein, will not be published, disseminated or disclosed to others outside the Government by the Government for a period, as approved by DOE, of up to 5 years after completion of the operations phase of the Cooperative Agreement without the prior written authorization of the Participant. The marking shall include the following legend and such other restrictions or limitations on use or disclosure as may be applicable or appropriate.

                                  PROTECTED CLEAN COAL TECHNOLOGY DATA

                      This Protected Clean Coal Technology Data was produced under a Cooperative Agreement identified as DE-FC21-92MC29310 under a DOE Clean Coal Technology Project and may not be published, disseminated or disclosed to others by the Government until 5 years after completion of the operations phase of the above Cooperative Agreement, unless express written authorization is obtained from the Participant. Upon expiration of the period of protection set forth in this legend, the Government shall be marked on any reproduction of this data, in whole or in part.

               (3) Any such marked Protected Clean Coal Technology Data may be used by the DOE or others on its behalf for emergency repair and overhaul work at the Facility, subject to the restrictions on disclosure, publication, and dissemination in the Legend.

               (4) Any such marked Protected Clean Coal Technology data shall, upon the request of DOE, be made available to DOE contractors or DOE consultants who are supporting DOE in the Government's Clean Coal Technology program of which this Cooperative Agreement is a part, subject to the restrictions on disclosure, publication, and dissemination in the Legend, for use in performing work or monitoring progress under the Project.

               (5) With respect to use of Protected Clean Coal Technology Data by non DOE personnel as provided for in paragraphs
                      (3) and (4) above, non DOE personnel shall be required to sign and submit to the Participant a Non-Disclosure Agreement (Appendix 1) if such data must be disclosed to them.

               (6) The Participant shall have the right to license such Protected Clean Coal Technology Data or include such Protected Clean Coal Technology Data in a license with other technology developed under this Clean Coal Technology Project and, in accordance with paragraph (j) of the Cooperative Agreement, agrees to license such Protected Clean Coal Technology Data to responsible third parties. Such licenses shall include terms and conditions that are reasonable under the circumstances, including obligations of confidentiality.

               (7) The obligations of confidentiality and restrictions on publication and dissemination shall end for any Protected Clean Coal Technology Data:

                      (i) At the end of the protected period, as indicated in the Legend, i.e. 5 years after completion of the operations phase of the Cooperative Agreement;

                      (ii) If the data becomes publicly known or available from other sources without a breach of the obligations of confidentiality with respect to the Protected Clean Coal Technology Data;

                      (iii) If the same data is independently developed by someone who did not have access to the Protected Clean Coal Technology Data and such independently developed data is made available without obligations of confidentiality;

                      (iv) Five years, as agreed to by DOE, after a determination not to enter into the operations phase of the Cooperative Agreement, or after the operations phase is terminated prior to completion; or

                      (v) If the Participant disseminates or authorizes another to disseminate such data without obligations of confidentiality.

                                   APPENDIX 1

                            NON-DISCLOSURE AGREEMENT


I,______________________, as an employee of ______________________________, operating under the terms and conditions of a contract or subcontract with the United States Department of Energy (DOE), understand that during the course of performing duties under such contract or subcontract, I may be furnished or provided access to Proprietary data and/or Protected Clean Coal Technology Data and/or information that is the property of _____________________and is submitted for review or evaluation in the course of or under Cooperative Agreement No._______________ between the ______________________ and DOE, and that such data and/or information shall be used only as directed.

I certify that I will not disclose such Proprietary data and/or Protected Clean Coal Technology Data and/or information to any non-DOE employees except those who have executed same or similar Non-Disclosure Agreement nor to any DOE employees without a need to know.

I certify that I will not disclose any Proprietary data and/or Protected Clean Coal Technology Data and/or information except as provided herein, and that I will take adequate precaution to protect any such data and/or information relating to such technology which may come into my custody or control which is marked with the Limited Rights Legend specified in paragraph 9(g) of the Rights in Technical Data clause of the said Cooperative Agreement and with individual pages marked with the legend, "Proprietary Data" and/or "Protected Clean Coal Technology Data."

As used herein, Proprietary data and/or Protected Clean Coal Technology Data and/or information means technical data to which I may be given access by _________________, which may embody trade secrets developed at private expense, such as design procedures or techniques, chemical composition of materials, or manufactured methods, processes, or treatments including modifications thereof, provided that such data:

(1) are not or have not been generally known or available from other sources without obligation concerning their confidentiality; and

(2) have not been made available by the Participant or its subcontractors, to others, including the U.S. Government, without obligation concerning their confidentiality.

                                      B1-1

This non-disclosure agreement shall not be assigned, delegated, nor any right or duty hereunder be transferred to any other individual or organization. The Participant may enforce this agreement.


_________________________               ____________________________
     Date                               Signature


_________________________               _____________________________
       Witness                               Company

                                      B1-2

                                   APPENDIX 2

                                PROPRIETARY DATA

The following shall constitute a definition of the categories of Technical data which the Participant claims to be Proprietary data under the Rights in Technical Data Clause 9. These data are available for inspection pursuant to the provisions of Clause 9(f).

1. Computer source codes, design correlations and formulae, detailed design calculations, and calculational procedures and techniques.

2.   Design and manufacturing methodologies.

3. Correspondence, including reports, meeting minutes and notes, calculations, and other documentation used for communications within and/or between the Participant's organizations regarding commercial aspects of the Project.

4. Data, reports, or correspondence related to non-project activities, including that related to other similar projects, to the extent such data, reports, or correspondence are utilized in performance of work under this Cooperative Agreement.

5. The control system details for the coal slurry preparation, coal gasification, heat recovery, and fuel gas cleaning processing steps from coal feed conveyor to gas turbine fuel flow. This includes computer algorithms, computer software, computer software databases, computer software documentation, theory, and hierarchy.

6. The theory, equations, and computer code describing the chemical kinetics thermodynamics and heat, momentum, and mass transfer of the relevant coal gasification, heat recovery, and fuel gas cleaning processing steps from coal feed conveyor to gas turbine fuel flow.

7.   Vendor/subcontractor Proprietary data supplied to the Participant.

8. Detailed gasification process heat and material balance data (flow, pressure, temperature and key chemical components).

9.   Detailed Piping and Instrumentation Diagrams (P&ID).

10.  Facility operating procedures.

                                      B2-1

                                   APPENDIX 3

                      PROTECTED CLEAN COAL TECHNOLOGY DATA

The following shall constitute a definition of the categories of Protected Clean Coal Technology Data as defined under the Rights in Technical Data Clause 9 provided that these data do not divulge or allow derivation of Proprietary data. Pursuant to Clause 9(1), these data are classified for marking as Protected Clean Coal Technology Data.

1. Correspondence, including reports, meeting minutes and notes, calculations, and other documentation used for communications between the Participant and the Participant's subcontractors regarding technical and commercial aspects of the Project.

2. Correspondence, including reports, meeting minutes and notes, calculations, and other documentation used for communications between the Participant and the Participant's subcontractors regarding technical and commercial aspects of the Project.

3. Summary Process Flow Diagram (SPFD), including heat and material balance data (flow, pressure, temperature, and key chemical components) of major interconnecting streams, for major process steps including the following:

          Coal handling
          Air separation
          Slurry preparation
          Gasification
          High temperature heat recovery (syngas)
          Particulate removal
          Low temperature heat recovery and fuel gas saturation
          Acid gas removal
          Sulfur recovery
          Tail gas incineration
          Combustion turbine generator
          Heat recovery steam generator
          Steam turbine generator/condenser
          Make-up/demineralized water
          Cooling water
          Sour water treatment
          Gasification plant waste water treatment

4. Individual Process Flow Diagrams (IPFD) for each of the major process steps.

5.   Facility operating logs and laboratory analysis records.

6. Scope of supply specifications for Project equipment and subsystems, and process equipment list identifying equipment manufacturers.

7.   Detailed physical drawings of the Project and its components.

                                      B3-1

8. Detailed Facility information related to capital cost for major equipment components, capital cost by work breakdown structure tasks, and fixed and operating costs listed by categories such as labor, fuel and feedstock, chemicals, maintenance, supplies, etc.

9.   General arrangement details of major equipment.

                                      B3-2

                                   APPENDIX 4

                       CONTRACT DATA WITH UNLIMITED RIGHTS

The following shall constitute a definition of Contract Data for which the Government shall have Unlimited Rights pursuant to Clause 9(b) of the Rights in Technical Data Clause provided that these data do not divulge or allow derivation of Proprietary data or Protected Clean Coal Technology Data.

1. Physical and chemical properties of feed coal, feed coal slurry, slag, recycle char, raw syngas, sour syngas, and sweet syngas.

2. Major equipment list, overall plot plans and representative elevation drawings, and nominal capacities for major systems including, but not limited to, air separation, coal preparation and feed, gasification and slag removal, product gas cooling and steam generation, particulate removal and recycle, desulfurization, sulfur recovery, gas turbine cycle, gas turbine heat recovery, and steam generator cycle.

3. Summary Process Block Diagram (SPBD) depicting major process steps and major interconnecting streams with qualitative descriptions of the process steps.

4. Overall material and energy balance including stream data (flow, pressure, and temperature) of the major interconnecting streams of the following process blocks: coal gasification, combustion turbine generator, heat recovery steam generator and steam turbine generator.

5. Total capital costs for the facility and total fixed and operating costs of the Facility, and general economics of the CGCC Technology when applied to commercial plants.

6. Operating performance data, start-up and operating experience, overall plant and component availability, qualitative materials performance, and qualitative control philosophy description for the Facility.

7. Compositions and flow rates of all solid, liquid, and gaseous streams discharged to the environment, as required by and submitted to regulatory agencies.

8. All other data generated under the Cooperative Agreement not otherwise classifiable under the Rights in Technical Data Clause 9 as being Proprietary data or Protected Clean Coal Technology Data. In the event that the Participant inadvertently fails to mark any such data as Proprietary Data or Protected Clean Coal Technology Data, upon notification to the COTR the Participant shall have the right within ninety (90) days of submission to DOE to redesignate such data as Proprietary Data or Protected Clean Coal Technology Data as appropriate and said data will be treated by the DOE as such.

                                      B4-1

                      CERTAIN CONTRACT CLAUSES REQUIRED BY
                   COOPERATIVE AGREEMENT NO. DE-FC21-92MC29310

                                   DEFINITIONS

     PRIME CONTRACTOR shall mean the Wabash River Coal Gasification Repowering Project Joint Venture, Destec Energy, Inc. or PSI Energy, Inc., as applicable.

     CONTRACTOR shall mean that entity entering into a subcontract with the Prime Contractor in connection with Cooperative Agreement No. DE-FC21-92MC29310.

                          EQUAL EMPLOYMENT OPPORTUNITY

     For construction contracts over $10,000, the Contractor shall comply with Executive Order 11246 of September 24, 1965 entitled "Equal Employment Opportunity," as amended by Executive Order 11375 of October 13, 1967, as supplemented in U.S. Department of Labor regulations (41 CFR Part 60) and any amendments thereto as may be adopted hereafter.

                            ANTI-KICKBACK PROCEDURES

     For all construction or repair contracts, the Contractor shall comply with the Copeland Anti-Kickback Act (18 U.S.C. 874) as supplemented in U.S. Department of Labor regulations (29 CFR Part 3) and any amendments thereto as may be adopted hereafter.

                             CONTRACT WORK HOURS AND
                   SAFETY STANDARDS ACT--OVERTIME COMPENSATION

     For construction contracts over $2,000 and for all contracts over $2,500 involving the services of mechanics or laborers. The Contractor shall comply with Sections 103 and 107 of the Contract Work Hours and Safety Standards Act (40 U.S.C. 347-330) as supplemented by U.S. Department of Labor regulations (29 CFR Part 5) and any amendments thereto as may be adopted hereafter.

                             REPORTING REQUIREMENTS

The Contractor shall provide the Prime Contractor with all documents, books, records or other information necessary for the Prime Contractor to comply with
Article XV of the Schedule of Articles of Cooperative Agreement No. DE-FC21-92MC29310 and Attachment C, Federal Assistance Reporting Checklist, attached thereto and incorporated by reference therein.

                                RECORDS RETENTION

For contracts over $10,000, the Contractor shall retain all financial and performance records, supporting documents, statistical records, and other records of the Contractor which the Contractor considers reasonably pertinent to this contract. The period of required retention shall be from the date each such record is received by the Contractor until three years after one of the following dates, whichever is latest: Contractor's receipt of final payment under this Contract; or the date of termination of this Contract. If any claim, litigation, negotiation, investigation, audit, or other action involving the records starts before the expiration of the three-year retention period, the Contractor shall retain the records until such action is completed and all related issues are resolved, or until the end of the three-year retention period, whichever is later.

                                ACCESS TO RECORDS

For contracts over $10,000, the Prime Contractor, DOE, and the Comptroller General of the United States, or any of their duly authorized representatives shall have access to any books, documents, papers, or other records (including those on electronic media) of the Contractor which are pertinent to this contract. The purpose of such access is limited to the making of audits, examinations, excerpts, and transcripts. The right of access described in this paragraph shall last as long as the Contractor retains records which are pertinent to this contract.

                               CLEAN AIR AND WATER

     For contracts and subcontracts over $100,000, the Contractor and its subcontractors shall comply with all applicable standards, orders, or requirements issued under section 306 of the Clean Air Act (42 U.S.C. 1857(h)), section 508 of the Clean Water Act (33 U.S.C. 1368), Executive Order 11738, Environmental Protection Agency regulations (40 CFR Part 15) and any amendments thereto as may be adopted hereafter.

                         ENERGY POLICY AND CONSERVATION

The Contractor shall comply with all mandatory standards and policies relating to energy efficiency contained in the energy conservation plan of the State of Indiana issued pursuant to the Energy Policy and Conservation Act (42 U.S.C. 6201, ET SEQ.).

                                   SCHEDULE 1

                                 SYSTEM CHARGES

SITE:     Wabash River Coal Gasification Repowering Project,
          Terre Haute, Indiana


SYSTEM DESIGN SPECIFICATIONS:

          18 MOD CANS with programmable graphics
          10 MOD5 COMPUTERS
          4 MODSERVERS

          and associated MOD5 SOFTWARE as described in the Agreement.


CHARGES:

     Charges for the SYSTEM supplied hereunder accrue as follows:

          $286,188.00 on the SHIPMENT DATE;

          $572,376.00 on the INSTALLATION DATE; and

          $286,188.00 on the date the SYSTEM is released to operations.

     These charges shall be payable within sixty (60) days after the date specified.